KEELEY FUNDS, INC.

ARTICLES OF AMENDMENT

     Keeley Funds, Inc., a Maryland corporation (the "Corporation") registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The charter of the Corporation (the "Charter") is hereby amended to change the name of the following series of common stock of the Corporation as set forth below:

Current Name	New Name

Keeley Mid Cap Value Fund	Keeley Mid Cap Value Fund Class A Shares
Keeley All Cap Value Fund	Keeley All Cap Value Fund Class A Shares

     SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

     THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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     IN WITNESS WHEREOF, the Corporation has caused these Article of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 20th day of December, 2007.

ATTEST:	KEELEY FUNDS, INC.

/s/ Robert Kurinsky	By:	/s/ John L. Keeley, Jr.	(SEAL)
Robert Kurinsky		John L. Keeley, Jr.
Secretary		President